UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2019

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37523	47-4078206
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 East 200 North
Alpine, Utah	84004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Warrants to purchase one-half of one share of Class A Common Stock	PRPLW	OTC PINK

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 2, 2018, as previously reported, the Company’s predecessor, Global Partner Acquisition Corp. (“GPAC”), whose name was changed to Purple Innovation, Inc., consummated a merger transaction (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among GPAC, PRPL Acquisition, LLC, a wholly owned subsidiary of GPAC (the “Merger Sub”), Purple Innovation, LLC (“Purple LLC”), InnoHold, LLC (“InnoHold”), the sole equity owner of Purple LLC, and Global Partner Sponsor I LLC, solely in its capacity thereunder as the representative of GPAC after the Business Combination contemplated by the Merger Agreement, which provided for the Company’s acquisition of Purple LLC’s business through the merger of Merger Sub with and into Purple LLC, with Purple LLC being the survivor in the Business Combination. InnoHold received compensation in the Business Combination in the form of cash and Class B Units in Purple LLC and an equal number of Class B Common Stock in the Company (the “Purple Paired Securities”).

Prior to the Business Combination, Purple LLC, pursuant to the 2016 Equity Incentive Plan approved by InnoHold and Purple LLC, awarded incentive units to Purple Team LLC and Purple Team LLC awarded an equivalent number of Purple Team LLC incentive units to certain Purple LLC employees. In conjunction with the Business Combination, Purple Team LLC merged into InnoHold with InnoHold being the surviving entity and the Purple Team LLC incentive units were cancelled and new incentive units (the “InnoHold Class B Units”) were issued by InnoHold under its own limited liability company agreement (the “InnoHold Operating Agreement”). Under the terms of the InnoHold Operating Agreement relating to the InnoHold Class B Units, the holders thereof (the “Incentive Holders”) were only eligible to participate in InnoHold’s distributions, if any, after the distribution threshold of approximately $135.0 million was met and in accordance with the same vesting schedule that existed at the time of the initial grant of incentive units from Purple Team LLC. The $135.0 million threshold was considered a performance condition. The Incentive Holders could participate in tax and discretionary distributions once the remaining threshold was met. As of March 31, 2019, the remaining threshold was approximately $96.6 million.

On February 8, 2019, InnoHold initiated a tender offer to each of these Incentive Holders to distribute to each a pro rata number of the Purple Paired Securities held by InnoHold in exchange for the cancellation of their ownership interests in InnoHold. All InnoHold Incentive Holders accepted the offer, and each transaction closed on June 25, 2019. As of the closing of the tender offer, those Incentive Holders are entitled to receive, based on their pro rata holdings of InnoHold Class B Units, a portion of 2,512,614 shares of Purple Paired Securities, of which a total of 1,694,367 were distributed at the closing and 818,247 may be distributed in the future. Once the distribution is complete Sam Bernards, the former Chief Executive Officer of Purple Innovation, Inc., will have received 669,032 Purple Paired Securities. The amount of such Purple Paired Securities, which includes Class B Common Stock in the Company, held by InnoHold will be reduced from 41.6 million shares to 39.1 million shares once the distributions are complete. This transfer results in the recognition of stock compensation expense for Purple LLC. These transactions are not dilutive to any stockholder holding or having rights to purchase the Company’s Class A Common Stock.

The InnoHold tender offer included a provision that waived the distribution threshold, which resulted in the Incentive Holders receiving a larger pecuniary interest than they otherwise would have received. Also, as a result of the waiver, the remaining owners of InnoHold (principally Tony Pearce and Terry Pearce, Purple LLC’s founders) have a resulting smaller pecuniary interest than if the distribution threshold had not been waived. In addition, due to the waiver, a corresponding portion of the Purple Paired Securities being distributed, including all of the remaining 818,247 shares yet to be distributed, are subject to taxes. These remaining distributions are likely to be made on a cashless basis, and it is anticipated that shares will be exchanged for shares of the Company’s Class A Common Stock, pursuant to that certain February 2, 2018 Exchange Agreement entered into as part of the Business Combination, and then sold to cover these taxes. These sales will increase the publicly tradeable shares of the Company’s Class A Common Stock without any resulting dilution. These distribution(s) will occur at times and in amounts determined solely by Purple LLC, but no additional distribution will occur after June 25, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2019	PURPLE INNOVATION, INC.

	By:	/s/ Craig L. Phillips
Craig L. Phillips
Interim Chief Financial Officer

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